                                                                    Exhibit 99-a
For Immediate Release        Contacts:  Mark Borman - ADC Investor Relations
                                        952.946.3338
                                        mark borman @adc.com

                                        Rob Carl - ADC Public Relations
                                        952.914.6355
                                        rob clark@adc.com

                             ADC TO ACQUIRE ALTITUN
                WORLD LEADER IN KEY FIBER-OPTIC LASER TECHNOLOGY

                 ADC GAINS CRITICAL MASS IN OPTICAL TECHNOLOGIES
                           FOR NEXT-GENERAL NETWORKS;
                 PROPOSED TRANSACTION IS VALUED AT $872 MILLION

MINNEAPOLIS/KISTA, SWEDEN - MAY 5, 2000 - ADC (Nasdaq:ADCT, www.adc.com), a leading global supplier of network equipment, software and integration services for broadband, multiservice networks, today announced an agreement to acquire Altitun (www.altitun.com), a leading developer and supplier of active optical components for next-generation optical networks.

Telecom providers continue to face the challenge of trying to deploy high-bandwidth networks at increasingly competitive costs. The unique technology developed by Altitun enables these carriers to meet their growing demand and enables tremendous flexibility in their networks by providing such offerings as wavelength services, dedicated optical paths, and bandwidth on demand. Altitun's tunable lasers are sold to telecom systems vendors whose solutions enable telecom carriers to reduce network operating costs associated with these deployments and provide a critical catalyst in enabling the growth of all-optical networks. Altitun is the first company to deploy tunable lasers in a field environment and was the first in the world to commercially ship a tunable laser.

ADC will issue approximately 15,227,000 shares of its common stock to Altitun's shareholders and optionholders in the transaction. Based on ADC's closing share price of $57.25 on May 4, 2000, the proposed acquisition is valued at approximately $872 million.

The transaction is expected to be completed during the next few weeks and is intended to be accounted for as a pooling of interests. Closing of the transaction is subject to the receipt of signature approvals from the Altitun shareholders and warrantholders, as well as customary closing conditions. After closing the transaction, ADC expects to take a one-time charge for various acquisition-related expenses the amount of which has not been determined. Excluding the one-time charge, ADC expects the acquisition to be approximately $0.08 dilutive to earnings per share in both fiscal years 2000 and 2001, then accretive thereafter.

"The Altitun acquisition represents another aggressive step forward by ADC to become a leading optical components supplier to the telecommunications industry. Altitun, with their pioneering tunable laser technology, brings ADC many significant strategic advantages to help our customers build next-generation, all-optical network equipment," said Lynn Davis, senior vice president of ADC and president of ADC's Broadband Connectivity Group. "First, Altitun is the leading manufacturer of tunable lasers and is poised to ramp production from the present level. Second, Altitun has a growing range of `best-of-breed' wavelength agile solutions, including providing the widest tuning range devices combined with the first and only integrated package of laser, control electronics and software. Finally, Altitun has some of the world's most highly skilled employees in tunable laser technologies and vertically integrated production of these key components."

"Altitun and its employees are pleased to join ADC in building its rapidly growing fiber-optic components business into a market and technology leader," said Lennart Ramberg, CEO of Altitun. "Altitun has a significant design and development lead with our tunable lasers, which are available today. We are shipping products and are in evaluations with more than half of the world's ten largest optical network equipment manufacturers, as well as with several startups."

The tunable laser has practical applications in existing and next-generation optical networks. Existing laser products can only emit signals at a single wavelength. A tunable laser, however, can be made to emit light signals at any required wavelength. This flexibility allows the telecom provider to provision bandwidth dynamically to customers in order to meet changing demands and requirements. The replacement of fixed wavelength lasers with tunable lasers provides significant inventory and operational savings in existing networks.

The tunable laser also allows signals to be routed, combined and separated by wavelength in next-generation optical networks. This unique ability makes the tunable laser a critical component in systems, such as add/drop multiplexers, optical cross connects and fast packet optical switching devices, which are necessary to build these all-optical networks.

The proposed acquisition is the largest optics acquisition to date for ADC and marks the fifth optics acquisition by ADC in the last six years. Other acquisitions include AOFR (1995), a producer of fiber-optic couplers and components; Princeton Optics (1998), a maker of passive fiber-optic components; Spectracom (1999), a developer and supplier of 980nm pump lasers; and IBSEN Micro Structures (2000), a developer and manufacturer of phase masks, fiber Bragg grating devices and integrated optics platforms. With these acquisitions, ADC has built critical mass in integrated, multifunction optical components and modules for next-generation networks.

ABOUT ADC
ADC Telecommunications, Inc. is a leading global supplier of network equipment, software and integration services for broadband, multiservice networks that deliver data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. ADC's broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media. Headquartered in Minneapolis, Minnesota, ADC has approximately 14,400 employees around the world and annual sales of $2.1 billion. ADC's stock is included in the Standard & Poor's 500 Index and the Nasdaq-100 Index. For additional information, visit our Web site at www.adc.com.

ABOUT ALTITUN
Altitun AB (www.altitun.com) provides a full tunable laser product line, designed to help systems vendors and carriers reduce costs today and drive the all-optical networks of tomorrow. Altitun is the provider of the world's most complete tunable laser product line. It is the first tunable laser company to offer an integrated electronics control package that ensures easy management and integration. Altitun has offices in California, Massachusetts, the United Kingdom and Sweden.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Any forward-looking statements contained herein, including statements regarding earnings per share dilution, reflect management's current expectations or beliefs. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors, including the risks and uncertainties identified in Exhibit 99-a to ADC's Report on Form 10-K for the fiscal year ended October 31, 1999.